EXHIBIT  99.2

EVERSOURCE ENERGY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2015	2014

Operating Revenues	$1,691,231	$1,881,120

Operating Expenses:
Purchased Power, Fuel and Transmission	537,098	702,557
Operations and Maintenance	351,983	358,574
Depreciation	170,467	158,433
Amortization of Regulatory Liabilities, Net	(20,248)	(21,122)
Energy Efficiency Programs	115,141	112,898
Taxes Other Than Income Taxes	151,354	139,519
Total Operating Expenses	1,305,795	1,450,859
Operating Income	385,436	430,261
Interest Expense	92,785	89,898
Other Income, Net	10,361	5,565
Income Before Income Tax Expense	303,012	345,928
Income Tax Expense	119,327	122,440
Net Income	183,685	223,488
Net Income Attributable to Noncontrolling Interests	1,880	1,879
Net Income Attributable to Common Shareholders	$181,805	$221,609

Basic and Diluted Earnings Per Common Share	$0.57	$0.69

Weighted Average Common Shares Outstanding:
Basic	317,459,769	316,721,275
Diluted	318,543,188	318,109,809

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2015	2014	2013

Operating Revenues	$7,954,827	$7,741,856	$7,301,204

Operating Expenses:
Purchased Power, Fuel and Transmission	3,086,905	3,021,550	2,482,954
Operations and Maintenance	1,329,289	1,427,589	1,514,986
Depreciation	665,856	614,657	610,777
Amortization of Regulatory Assets, Net	22,339	10,704	206,322
Amortization of Rate Reduction Bonds	-	-	42,581
Energy Efficiency Programs	495,701	473,127	401,919
Taxes Other Than Income Taxes	590,573	561,380	512,230
Total Operating Expenses	6,190,663	6,109,007	5,771,769
Operating Income	1,764,164	1,632,849	1,529,435
Interest Expense	372,420	362,106	338,699
Other Income, Net	34,227	24,619	29,894
Income Before Income Tax Expense	1,425,971	1,295,362	1,220,630
Income Tax Expense	539,967	468,297	426,941
Net Income	886,004	827,065	793,689
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,682
Net Income Attributable to Common Shareholders	$878,485	$819,546	$786,007

Basic Earnings Per Common Share	$2.77	$2.59	$2.49

Diluted Earnings Per Common Share	$2.76	$2.58	$2.49

Weighted Average Common Shares Outstanding:
Basic	317,336,881	316,136,748	315,311,387
Diluted	318,432,687	317,417,414	316,211,160

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.